Exhibit 99.3

FORM OF RESTRICTED STOCK UNIT AGREEMENT

PURSUANT TO THE

HENRY SCHEIN, INC. 2024 STOCK INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE AS OF MAY 21, 2024)

THIS AGREEMENT (the “Agreement”) is made as of [Grant Date] (the “Grant Date”), by and between Henry Schein, Inc. (the “Company”) and [Participant Name] (the “Participant”). Additional country-specific and state-specific terms and conditions that govern the grant made hereunder are attached hereto on Annex 1, which terms and conditions are incorporated by reference herein and made a part of the Agreement.

W I T N E S S E T H:

WHEREAS, the Company has adopted the Henry Schein, Inc. 2024 Stock Incentive Plan (as amended and restated effective as of May 21, 2024), as amended from time to time (the “Plan”) (a copy of which is on file with the Company’s Corporate Human Resources Department and is available for the Participant to review upon request at reasonable intervals as determined by the Company), which is administered by the Compensation Committee (the “Committee) of the Company’s Board of Directors (the “Board”);

WHEREAS, pursuant to Section 9(d) of the Plan, the Committee may grant Restricted Stock Units to Key Employees under the Plan;

WHEREAS, the shares of the Company’s common stock are traded on the Nasdaq Stock Market under the symbol “HSIC”; and

WHEREAS, the Participant is a Key Employee of the Company or a Subsidiary.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Grant of Restricted Stock Units.

Subject to the restrictions and other conditions set forth herein, in the Plan and Annex 1, the Committee has authorized this grant of [Shares Granted] Restricted Stock Units to the Participant on the Grant Date.

2. Vesting and Payment.

(a) Vesting Schedule. Except as otherwise provided in Sections 2(c), 2(d), 2(e) and 2(f), the Restricted Stock Units awarded under this Agreement shall not vest unless and until (1) the Committee determines and certifies that the target(s) and performance goal(s), a copy of which is on file with the Company’s Corporate Human Resources Department and is available for Participant to review upon reasonable request and at reasonable intervals as determined by the Company (collectively, the “Performance Goal(s)”), have been satisfied with respect to the three-year period beginning on or about January 1 of the year the grant was made and (2) the third anniversary of the Grant Date (the “Scheduled Payment Date”); provided, however, that if the satisfaction of the Performance Goal(s) exceed 100% of the targets, the Committee shall issue to the Participant such additional Shares in an amount that corresponds to the incremental percentage of the goal(s) achieved in excess of 100% of the targets up to a maximum of 200% of the targets, provided that any such additional Shares shall be subject to the terms and conditions of this Agreement. Except as set forth in Sections 2(c), 2(d), 2(e) and 2(f), if the targets and Performance Goal(s) are not satisfied in accordance with this Section 2(a), the Restricted Stock Unit awarded under this Agreement shall be forfeited. Notwithstanding anything herein or in the Plan to the contrary, but except as set forth in Sections 2(c), 2(d), 2(e) and 2(f), the Participant must be employed by the Company (or a Subsidiary) at the times the targets and Performance Goal(s) are satisfied and on the third anniversary of the date of grant. The Participant acknowledges and agrees that the Performance Goal(s) are confidential and agrees to execute the Company’s form confidentiality agreement prior to viewing Performance Goal(s), actual performance results and/or mandatory adjustments.

(b) No Proportionate or Partial Vesting. Except as set forth in Sections 2(c), 2(d) and 2(f), there shall be no proportionate or partial vesting in the periods prior to the vesting date and all vesting shall occur only on the vesting date; provided that no Termination of Employment has occurred prior to such date.

(c) Retirement. The Restricted Stock Units shall vest on a pro-rated basis, subject to actual achievement of the Performance Goal(s) during the applicable three-year period, upon the Participant’s Retirement, unless otherwise provided expressly in a written agreement between the Participant and the Company (or a Subsidiary). For purposes of this Section 2(c), the Participant shall qualify for “Retirement” if (i) the Participant’s age (minimum 55) plus years of service with the Company and its Subsidiaries equal or exceed 70, (ii) the Participant has provided written notice of the Participant’s retirement to the Company at least 30 days prior to the date of such retirement, and (iii) no Termination of Employment has occurred prior to the date of such retirement. For purposes of determining the age and service requirement under Section 2(c)(i), the Participant’s age and years of service shall be determined by the Participant’s most recent birthday and employment anniversary, respectively.

(d) Disability. The Restricted Stock Units shall vest on a pro-rated basis, assuming target levels of the Performance Goals have been achieved, upon the Participant’s Disability, provided that no Termination of Employment has occurred prior to such date, unless otherwise provided expressly in a written agreement between the Participant and the Company (or a Subsidiary). For purposes of this Agreement, “Disability” shall mean the approval of, and receiving benefits for, long term disability by the disability insurance carrier under the Company’s (or if applicable, Subsidiary’s) long term disability plan.

(e) Change in Control Termination. The Restricted Stock Units shall vest in full, assuming target levels of the Performance Goals have been achieved, upon a Termination of Employment by the Company (or a Subsidiary) without Cause occurring within the 2-year period following a Change of Control; provided that no Termination of Employment has occurred prior to such date, unless otherwise provided expressly in a written agreement between the Participant and the Company (or a Subsidiary). For purposes of this Agreement, “Cause” shall have the meaning set forth in Section 7(b) of the Plan, but shall also include any breach by the Participant of any agreement with the Company or any of its Subsidiaries. For purposes of this Agreement, a “Change of Control” shall mean the occurrence of a Change of Control (as defined in the Plan).

(f) Death. The Restricted Stock Units shall vest on a pro-rated basis, assuming target levels of the Performance Goals have been achieved, upon the Participant’s death, provided that no Termination of Employment has occurred prior to such date, unless otherwise provided expressly in a written agreement between the Participant and the Company (or a Subsidiary).

(g) Calculation of Pro-rated Vesting. For purposes of Sections 2(c), 2(d) and 2(f), vesting on a pro-rated basis shall be calculated by multiplying the number of Restricted Stock Units set forth under Section 1 by a fraction, the numerator of which is the number of days from the Grant Date to the date of the Participant’s death, Disability or Retirement, as applicable, and the denominator of which is the number of days from the Grant Date to the Scheduled Payment Date.

(h) Timing of Payment. The Participant shall be entitled to receive one share of Common Stock with respect to one vested Restricted Stock Unit. The Participant shall be paid one share of Common Stock with respect to each vested Restricted Stock Unit within thirty (30) days of the Scheduled Payment Date; except that, in the event of (i) a Termination of Employment by the Company (or a Subsidiary) without Cause occurring within the 2-year period following a Change of Control, (ii) death or (iii) Disability, the Participant shall be paid within thirty (30) days of such employment termination, death or Disability, provided no Termination of Employment has occurred prior to such dates, subject to Section 18 set forth in Annex 1, to the extent applicable. In the event of Retirement, the Participant shall be paid one share of Common Stock with respect to each vested Restricted Stock Unit within thirty (30) days of the Scheduled Payment Date.

3. Forfeiture and Recoupment.

(a) Forfeiture on Termination. Subject to Section 2 above, all unvested Restricted Stock Units will be forfeited on the Participant’s Termination of Employment.

(b) Forfeiture due to Cause Conduct. Notwithstanding anything herein or in the Plan to the contrary, in the event that the Participant engages in conduct that could reasonably be expected to constitute Cause, as defined in Section 2(e) above (regardless of whether the Participant had a Termination of Employment), as determined by the Company in its sole discretion, at any time on or after the Grant Date and prior to the applicable settlement date set forth in Section 2 above (such applicable settlement date, the “Payment Date”), the Committee shall have the right, in its sole discretion, to cause the immediate forfeiture of all the Restricted Stock Units (including any dividends credited thereupon) (whether or not vested), in their entirety, in which case the Participant shall have no further rights or interests with respect to such Restricted Stock Units (including any such dividends).

(c) Forfeiture due to Material Restatement. Notwithstanding anything herein or in the Plan to the contrary, in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws that relates to the vesting period under Section 2(a) above, the Committee shall have the right, in its sole discretion, to cause the immediate forfeiture of all the Restricted Stock Units (including any dividends credited thereupon) (whether or vested), in their entirety during the Applicable Period (as defined herein). The Applicable Period shall mean the three completed fiscal years of the Company immediately preceding the earlier of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes (or reasonably should have concluded) that the Company was required to prepare an accounting restatement or (ii) the date a court, regulator, or other legally authorized entity directs the Company to prepare an accounting restatement, in each case, regardless of if or when the accounting restatement is actually filed. In such case, the Participant shall have no further rights or interests with respect to such Restricted Stock Units (including any such dividends).

(d) Forfeiture Following Competitive Activity. Notwithstanding anything herein or in the Plan to the contrary, the grant of Restricted Stock Units (including any dividends credited thereupon) provided for under this Agreement is conditioned on the Participant not engaging in any Competitive Activity (as defined below) from the date that is twelve (12) months prior to the Payment Date through the first anniversary of such Payment Date. If, on or after the date that is twelve (12) months prior to the Payment Date but prior to the Payment Date, the Participant engages in a Competitive Activity, the Committee shall have the right, in its sole discretion, to cause the immediate forfeiture of all of the Restricted Stock Units (including any dividends credited thereupon) (whether or not vested) in their entirety, in which case the Participant shall have no further rights or interests with respect to such Restricted Stock Units (including any such dividends).

(e) Recoupment Following Cause Conduct, Competitive Activity After Payment Date, or Material Restatement. In the event that (i) the Participant engages in conduct described under Section 3(b) on or after the Payment Date, but on or prior to the first anniversary of such Payment Date, (ii) the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws that relates to the vesting period under Section 2(a) above, or (iii) the Participant engages in a Competitive Activity on or after the Payment Date but on or prior to the first anniversary of such Payment Date, in each case, the Company shall have the right to recoup, in its sole discretion, from the Participant, and the Participant shall repay to the Company, within thirty (30) days following demand by the Company, a payment equal to the Fair Market Value of the aggregate shares of Common Stock payable in respect of such Restricted Stock Units (including any dividends credited thereupon) on the Payment Date (including any dividends or other distributions thereafter paid thereon); provided, that, the Company may require the Participant to satisfy such payment obligations hereunder either by forfeiting and returning to the Company such shares of Common Stock, Restricted Stock Units, dividends or any other shares of Common Stock, or making a cash payment or any combination of these methods, as determined by the Company in its sole discretion. The Company and its Subsidiaries, in their sole discretion, shall have the right to set off (or cause to be set off) any amounts otherwise due to the Participant from the Company (or the applicable Subsidiary) in satisfaction of such repayment obligation, provided that any such amounts are exempt from, or set off in a manner intended to comply with, the requirements of any applicable law (including, without limitation, Section 409A of the Code). It is intended that the Company’s right to recoup Restricted Stock Units (including any dividends credited thereupon and the underlying shares) under this Section 3(e)(ii) relates to the Applicable Period and shall be interpreted in a manner consistent with the Company’s Dodd-Frank Clawback Policy, except that all references to executive officers (or words of like import) shall be disregarded.

(f) Participant Acknowledgement of Reasonableness. The Participant hereby acknowledges and agrees that the forfeiture and recoupment conditions set forth in this Section 3, in view of the nature of the business in which the Company and its affiliates are engaged, are reasonable in scope and necessary in order to protect the legitimate business interests of the Company and its affiliates, and that any violation thereof would result in irreparable harm to the Company and its affiliates. The Participant also acknowledges and agrees that (i) it is a material inducement and condition to the Company’s issuance of the Restricted Stock Units (including any dividends credited thereupon) that such Participant agrees to be bound by such forfeiture and recoupment conditions and, further, that the amounts required to be forfeited or repaid to the Company pursuant to forfeiture and recoupment conditions set forth above are reasonable, and (ii) nothing in this Agreement or the Plan is intended to preclude the Company (or any affiliate thereof) from seeking any remedies available at law, in equity, under contract to the Company or otherwise, and the Company (or any affiliate thereof) shall have the right to seek any such remedy with respect to the Restricted Stock Units, any dividends credited thereupon, or otherwise.

(g) Definition of Competitive Activity. For purposes of this Agreement, the Participant will be deemed to engage in a “Competitive Activity” if, either directly or indirectly, without the express prior written consent of the Company, the Participant (i) takes other employment with, renders services to, or otherwise engages in any business activities with, companies or other entities that are competitors of the Company or any of its affiliates, (ii) solicits or induces, or in any manner attempts to solicit or induce, any person employed by or otherwise providing services to the Company or any of its affiliates, to terminate such person’s employment or service relationship, as the case may be, with the Company or any of its affiliates, (iii) diverts, or attempts to divert, any person or entity from doing business with the Company or any of its affiliates or induces, or attempts to induce, any such person or entity from ceasing to be a customer or other business partner of the Company or any of its affiliates, (iv) violates any agreement between the Participant and the Company or any of its affiliates relating to the non-disclosure of proprietary or confidential information of the Company or any of its affiliates, and/or (v) conducts himself or herself in a manner adversely affecting the Company or any of its affiliates, including, without limitation, making false, misleading or negative statements, either orally or in writing, about the Company or any of its affiliates. The determination as to whether the Participant has engaged in a Competitive Activity shall be made (A) if the Participant is an executive officer of the Company, by the Committee in its sole discretion or (B) if the Participant is not an executive officer of the Company, by the Company in its sole discretion.

(h) Protected Rights. Nothing in this Agreement shall be construed (i) to prohibit or is intended to restrict or impede the Participant from discussing the terms and conditions of the Participant’s employment with coworkers or exercising protected rights under Section 7 of the National Labor Relations Act or (ii) to prohibit the Participant from reporting possible violations of federal or state law or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations; further, nothing herein prevents the Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that a Participant has reason to believe is unlawful. In addition, the Participant is hereby advised as follows pursuant to the Defend Trade Secrets Act: An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

(i) Clawback Policies. This Section 3(i) applies solely with respect to Participants who are members of the Company’s Executive Management Committee. Notwithstanding anything herein to the contrary, to the extent applicable to the Participant, by accepting the Restricted Stock Units granted under this Agreement, the Participant agrees and acknowledges that the Restricted Stock Units awarded under this Agreement (including the underlying shares) (whether or not vested) shall be subject to, and the Participant agrees to abide by, the terms and conditions of (i) the Company’s Incentive Compensation Recoupment Policy, (ii) the Company’s Dodd-Frank Clawback Policy and (iii) any other clawback and/or recoupment policy approved by the Board (or any committee thereof) from time to time, in each case, as amended from time to time and to the extent set forth in each applicable policy. To the extent that the Participant is subject to the terms and conditions of any of the foregoing Company clawback policies, the Participant shall have signed or shall sign each applicable clawback policy acknowledgement provided by the Company either in connection with the execution of this Agreement or prior to the Participant’s execution of this Agreement; provided, that the Participant’s failure to sign such acknowledgement shall have no impact on the applicability or enforceability of such Company clawback policy.

4. Dividend Equivalents. Cash dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to each Restricted Stock Unit granted to a Participant, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and will be held uninvested and without interest and paid in cash if and when the Restricted Stock Unit vests. Stock dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to each Restricted Stock Unit granted to a Participant, provided that the Participant shall not be entitled to such dividend unless and until the Restricted Stock Unit vests.

5. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any shares covered by any Restricted Stock Unit unless and until the Participant has become the holder of record of the shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in this Agreement or the Plan.

6. Withholding. The Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable foreign, federal, state, provincial and local taxes that the Company is required to withhold at any time (“Tax-Related Items”). In the absence of such arrangements, the Company or one of its Subsidiaries shall have the right to withhold such taxes from the Participant’s normal pay or other amounts payable to the Participant. In addition, any statutorily required withholding obligation may be satisfied, in whole or in part, at the Participant’s election, in the form and manner prescribed by the Committee, by delivery of shares of Common Stock (including shares issuable under this Agreement).

7. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. Capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the Plan. Subject to Section 3, if and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

8. Amendment. To the extent applicable, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement to comply with any applicable laws and stock exchange rules and regulations (including, without limitation, Section 409A of the Code and the regulations thereunder) and may also amend, suspend or terminate this Agreement subject to the terms of the Plan. Except as otherwise provided in the Plan, no modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

9. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by regular United States mail or similar foreign mail or post, first class and prepaid, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

Henry Schein, Inc.

135 Duryea Road

Melville, New York 11747

Attention: General Counsel

If to the Participant, to the address on file with the Company.

10. No Obligation to Continue Employment or Services. This Agreement is not an agreement of employment, consultancy or directorship. This Agreement does not guarantee that the Company or its Subsidiaries will employ or retain, or continue to employ or retain, the Participant during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which any Restricted Stock Unit is outstanding, nor does it modify in any respect the Company or its Subsidiaries’ right to terminate or modify the Participant’s employment, service relationship or compensation.

11. Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section.

12. Securities Representations. The grant of the Restricted Stock Units and issuance of shares of Common Stock upon vesting of the Restricted Stock Units shall be subject to, and in compliance with, all applicable requirements of federal, state or foreign securities law. No shares of Common Stock may be issued hereunder if the issuance of such shares of Common Stock would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the shares of Common Stock may then be listed. As a condition to the settlement of the Restricted Stock Units, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation.

The shares of Common Stock are being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:

(a) He or she has been advised that he or she may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”) and in this connection the Company is relying in part on his or her representations set forth in this section.

(b) If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, the shares of Common Stock must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register the shares of Common Stock (or to file a “re-offer prospectus”).

(c) If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, he or she understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the shares of Common Stock may be made only in limited amounts in accordance with such terms and conditions.

13. Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission and processing by the Company (or any Subsidiary) of any personal data information related to Restricted Stock Units awarded under this Agreement, for legitimate business purposes (including, without limitation, the administration of the Plan) out of the Participant’s home country and including to countries with less data protection laws than the data protection laws provided by the Participant’s home country. This authorization/consent is freely given by the Participant.

14. Delivery Delay. The delivery of any certificate representing the Common Stock may be postponed by the Company for such period as may be required for it to comply with any applicable foreign, federal, state or provincial securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such shares of Common Stock shall constitute a violation by the Participant or the Company of any provisions of any applicable foreign, federal, state or provincial law or of any regulations of any governmental authority or any national securities exchange. The Participant acknowledges and understands that the Company intends to meet its delivery obligations in Common Stock with respect to Restricted Stock Units, except as may be prohibited by law or described in this Agreement, the Plan or supplementary materials.

15. Miscellaneous.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

(a) Governing Law. This Agreement shall be governed and construed in accordance with the laws of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

(b) Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

(c) Waiver. The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(d) Joint Venture/Partnership. This Agreement and the Plan do not create a joint venture or partnership between the Company and any Subsidiary.

(e) Notwithstanding any provisions in this Agreement, this grant of Restricted Stock Units shall be subject to any additional country-specific and state-specific terms and conditions set forth in Annex 1 to the Agreement for the Participant’s country or state to the extent applicable. Moreover, if the Participant relocates to one of the countries included in Annex 1, the additional country-specific terms and conditions for such country or the additional state-specific terms and conditions for such state, if any, will apply to the Participant to the extent that the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

16. ACQUIRED RIGHTS. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT: (A) THE COMPANY MAY TERMINATE OR AMEND THE PLAN AT ANY TIME; (B) THE AWARD OF RESTRICTED STOCK UNITS MADE UNDER THIS AGREEMENT IS COMPLETELY INDEPENDENT OF ANY OTHER AWARD OR GRANT AND IS MADE AT THE SOLE DISCRETION OF THE COMPANY; AND (C) NO PAST GRANTS OR AWARDS (INCLUDING, WITHOUT LIMITATION, THE RESTRICTED STOCK UNITS AWARDED HEREUNDER) GIVE THE PARTICIPANT ANY RIGHT TO ANY GRANTS OR AWARDS IN THE FUTURE WHATSOEVER.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

HENRY SCHEIN, INC.

Michael S. Ettinger

Executive Vice President, Chief Operating Officer

PARTICIPANT

[Electronic Signature]

[Participant Name]

[Acceptance Date]

ANNEX 1

Additional Country Specific Terms and Conditions

for the Restricted Stock Unit Agreement

Capitalized terms, unless explicitly defined in this Annex 1, shall have the meanings given to them in the Agreement or in the Plan.

For purposes of this Annex 1, “Employer” means the entity (the Company or Subsidiary) that employs the Participant.

Terms and Conditions

This Annex 1 includes special terms and conditions applicable to the Participant if the Participant resides in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. If the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Participant is currently residing and/or working, or if the Participant transfers employment and/or residency between countries after the Grant Date, the Company will, in its discretion, determine to what extent the special terms and conditions contained herein shall be applicable to the Participant.

Notifications

This Annex 1 also includes country-specific information of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the exchange control, foreign asset/account reporting and other laws in effect in the respective countries as of December 2024. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant does not rely on the information noted herein as the only source of information relating to the consequences of his/her participation in the Plan because the information may be out of date at the time that the Participant vests in the Restricted Stock Units or sells the shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his/her individual situation.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant should consult with his/her own personal tax, legal and financial advisors regarding his/her participation in the Plan before taking any action related to the Plan.

Finally, if the Participant is a citizen or resident (or is considered as such for local tax purposes) of a country other than the one in which the Participant is currently residing and/or working, or if the Participant transfers employment and/or residency after the Grant Date, the information contained herein may not be applicable to the Participant in the same manner.

UNITED STATES

The last sentence of Section 2(e) of Agreement is hereby deleted in its entirety and replaced with the following:

“For the purposes of this Agreement, a “Change of Control” shall mean the occurrence of a Section 409A Change of Control (as defined in Section 17).”

As of the Grant Date, if the Participant either (i) qualifies for Retirement (as defined in Section 2(c) of the Agreement) or (ii) may become eligible to qualify for Retirement prior to the Scheduled Payment Date, Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Dividend Equivalents. Cash dividends on Shares shall be credited to a dividend book entry account on behalf of the Participant with respect to each Restricted Stock Unit granted to the Participant, provided that such cash dividends shall not be deemed to be reinvested in Shares and will be held uninvested and without interest. The Participant’s right to receive any such cash dividends shall vest if and when the related Restricted Stock Unit vests, and such cash dividends shall be paid in cash to the Participant if and when the related Restricted Stock Unit is paid to the Participant. Stock dividends on Shares shall be credited to a dividend book entry account on behalf of the Participant with respect to each Restricted Stock Unit granted to the Participant. The Participant’s right to receive any such stock dividends shall vest if and when the related Restricted Stock Unit vests, and such stock dividends shall be paid in stock to the Participant if and when the related Restricted Stock Unit is paid to the Participant.”

The following shall be added to the Agreement as a new Section 17:

“Change of Control Defined. For purposes of this Agreement, a “Section 409A Change of Control” shall be deemed to have occurred upon:

(i) an acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of (A) 50% or more of the then outstanding Shares or (B) 33% or more of the total combined voting power of the then outstanding voting securities of HSI entitled to vote generally in the election of directors (the “Outstanding HSI Voting Securities”); excluding, however, the following: (w) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (x) any acquisition by the Company, (y) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or (z) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar corporate transaction (in each case, a “Corporate Transaction”), if, pursuant to such Corporate Transaction, the conditions described in clauses (A), (B) and (C) of paragraph (iii) below are satisfied; or

(ii) within any 12-month period beginning on or after the date of the Agreement, the individuals who constitute the Board immediately before the beginning of such period (the Board as of the date hereof shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that for purposes of this Subsection any individual who becomes a member of the Board subsequent to the date hereof whose election, or nomination for election by HSI’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who are also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii) the consummation of a Corporate Transaction or, if consummation of such Corporate Transaction is subject to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Shares and Outstanding HSI Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the outstanding Shares and Outstanding HSI Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or the corporation resulting from such Corporate Transaction and any Person beneficially owning, immediately prior to such Corporate Transaction, directly or indirectly, 33% or more of the outstanding Shares or Outstanding HSI Voting Securities, as the case may be, will beneficially own, directly or indirectly, 33% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) the sale or other disposition of all or substantially all of the assets of the Company; excluding, however, such sale or other disposition to a corporation with respect to which, following such sale or other disposition, (x) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock and Outstanding HSI Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Common Stock and Outstanding HSI Voting Securities, as the case may be, (y) no Person (other than the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 33% or more of the outstanding Common Stock or Outstanding HSI Voting Securities, as the case may be) will beneficially own, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (z) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of such corporation.

(v) No event set forth herein shall constitute a “Section 409A Change of Control” unless such event also qualifies as a “change in control event” for purposes of Treasury Regulation § 1.409A-3(i)(5). Accordingly, the definition of “Section 409A Change of Control” set forth herein shall be limited, construed and interpreted in accordance with Section 409A and the regulations issued thereunder.”

The following shall be added to the Agreement as a new Section 18:

“Section 409A. This Agreement is subject to Section 16(i) of the Plan, and any provisions in this Agreement providing for the payment of “nonqualified deferred compensation” (as defined in Section 409A of the Code and the Treasury regulations thereunder) to the Participant are intended to comply with, or be exempt from, the requirements of Section 409A of the Code, and this Agreement shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate or defer the timing of the payment of any such nonqualified deferred compensation, except in compliance with Section 409A of the Code and this Agreement, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A of the Code and this Agreement. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. A Termination of Employment or Retirement shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a Termination of Employment or Retirement, as applicable, unless such Termination of Employment or Retirement, as applicable, is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Participant is a “specified employee,” upon his or her “separation from service” (as defined under Section 409A of the Code under such definitions and procedures as established by the Company in accordance with Section 409A of the Code), any portion of a payment, settlement, or other distribution made upon such a “separation from service” that would cause the acceleration of, or an addition to, any taxes pursuant to Section 409A of the Code will not commence or be paid until a date that is six (6) months and one (1) day following the applicable “separation from service.” Any payments, settlements, or other distributions that are delayed pursuant to this Section 18 following the applicable “separation from service” shall be accumulated and paid to the Participant in a lump sum without interest on the first business day immediately following the required delay period. Any amounts payable hereunder that satisfy the short-term deferral exception in Treas. Reg. §1.409A-1(b)(4) shall not be subject to Section 409A of the Code. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the Company’s sole discretion.”

For California Participants only, the following shall be added to the Agreement as a new paragraph immediately following Section

3(g):

FOR CALIFORNIA PARTICIPANTS ONLY. With respect to any Participant who resides, or provides services, in California (a “California Participant”), Section 3(g) does not apply and, for purposes of this Agreement, a California Participant will be deemed to engage in a “Competitive Activity” if, either directly or indirectly, without the express prior written consent of the Company, the Participant (i) prior to a Termination of Employment, takes other employment with, renders services to, or otherwise engages in any business activities with, companies or other entities that are competitors of the Company or any of its affiliates, (ii) prior to a Termination of Employment, solicits or induces, or in any manner attempts to solicit or induce, any person employed by or otherwise providing services to the Company or any of its affiliates, to terminate such person’s employment or service relationship, as the case may be, with the Company or any of its affiliates, (iii) prior to a Termination of Employment, diverts, or attempts to divert, any person or entity from doing business with the Company or any of its affiliates or induces, or attempts to induce, any such person or entity from ceasing to be a customer or other business partner of the Company or any of its affiliates, (iv) violates any agreement between the Participant and the Company or any of its affiliates relating to the non-disclosure of proprietary or confidential information of the Company or any of its affiliates, and/or (v) makes false, misleading or negative statements, either orally or in writing, about the Company or any of its affiliates; provided however, with respect to subsections (iv) and (v), following a Termination of Employment, the Participant will not be limited from engaging in a lawful profession, trade, or business that is competitive with the Company or any of its affiliates or restrained from any activity that would be a violation of California Business and Professions Code § 16600. Any determination as to whether the Participant has failed to earn the Restricted Stock Units (and any payments made with respect thereto) or engaged in a Competitive Activity shall be made (A) if the Participant is an executive officer of the Company, by the Committee in its sole discretion or (B) if the Participant is not an executive officer of the Company, by the Company in its sole discretion.

With respect to any California Participant, notwithstanding the date of payment, and subject to Section 3, no Restricted Stock Unit (including any dividends credited thereupon and the underlying shares) shall be earned by any Participant prior to the first anniversary date of the Payment Date and satisfaction of the conditions under this Agreement.